Results of Annual Meeting of Stockholders

ANNUAL MEETING

The fund held its Annual Meeting of Stockholders on April 23, 2010. At the meeting, stockholders elected the nominees proposed for election to the Fund's Board of Directors. The following table provides information concerning the matters voted on at the meeting:

 Election of Directors

NOMINEE                                J. Marc Hardy
VOTES FOR                              32,442,415
VOTES WITHHELD                          1,226,625
NON-VOTING SHARES                               0
TOTAL VOTING AND NON-VOTING SHARES     33,669,040

NOMINEE                                Prakash A. Melwani
VOTES FOR                              29,309,634
VOTES WITHHELD                          4,359,407
NON-VOTING SHARES                               0
TOTAL VOTING AND NON-VOTING SHARES     33,669,041


At June 30, 2010, in addition to J. Marc Hardy and Prakash A.
Melwani, the other directors of the Fund were as follows:


      Lawrence K. Becker
      Robert L. Friedman
      Leslie H. Gelb
      Stephane R. F. Henry
      Luis F. Rubio
      Jeswald W. Salacuse